Exhibit 10.46

January 28, 2016

Robert Graham Designs, LLC

264 W 40th Street

New York, New York 10018

Hudson Clothing, LLC

1231 S. Gerhart Avenue

Commerce, CA  90022

AMENDED AND RESTATED DEFERRED PURCHASE FACTORING AGREEMENT

Ladies and Gentlemen:

We are pleased to confirm the terms and conditions that will govern our funds in use accounting, non-borrowing, notification deferred purchase factoring arrangement with you (the “Agreement”). This Agreement shall amend, replace and supersede in its entirety the Deferred Purchase Factoring Agreement between us and Robert Graham Designs, LLC (herein “Robert Graham Designs”) dated December 23, 2013 and the Amended and Restated Factoring Agreement between us and Hudson Clothing, LLC (herein “Hudson Clothing”) dated September 30, 2013, in each case as supplemented and amended (individually and collectively, the “Factoring Agreement”). This Agreement is intended to set forth the terms and provisions pursuant to which we shall factor your respective sales created or arising on and after the date hereof.  This Agreement shall in no way, however, be construed to, nor shall it affect, modify, diminish or break the continuity of any of our rights with respect to and/or our security interests in, your accounts receivable that arose prior to the date hereof, to the extent more fully described in the Factoring Agreement, which rights and/or security interests are hereby ratified and confirmed by this Agreement in all respects, all of which rights and security interests shall remain in continuous and uninterrupted full force and effect notwithstanding this Agreement. For all purposes hereof, this Agreement shall apply to each of you, and the terms “you” and “your”, and terms of like import appearing herein, in each instance shall mean each of you, except as may be otherwise specifically noted. This is a joint contract between us and each of you, and each of you is hereby deemed to enter into an agreement with us on the terms conditions contained herein, as amended; however, all Obligations, reporting, minimum fees and other provisions are hereby consolidated for the purposes of this joint agreement.

1.  ASSIGNMENT OF ACCOUNTS

Except as otherwise provided herein, or otherwise agreed between us in writing,  you hereby assign to us for purposes of collection only, all of your accounts, including your accounts arising from or related to your sales of inventory or rendition of services (including those accounts arising from sales made or services rendered under any trade names, through any divisions and through any selling agent) (collectively, the “Accounts” and individually, an “Account”), and we acknowledge and agree that, except as otherwise provided herein, all Accounts and all proceeds thereof shall be your sole property.  For all purposes hereof, except to the extent otherwise provided herein, you hereby appoint us as your receivables management agent.  In connection therewith we shall have

CIT Commercial Services
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the right to collect all Accounts, to receive all collections in respect thereof, and to perform all tasks and duties that may be necessary or advisable for carrying out of the transactions contemplated by this Agreement.  Further in this regard, you also hereby authorize us to take any and all steps, in your name or in ours, which we deem necessary or desirable to collect all amounts due or to become due under any and all of the Accounts.  We shall keep records covering the transactions contemplated by this Agreement, including the identity and collection status of each Account and collections in respect thereof.

Notwithstanding anything to the contrary contained hereinabove, for the purpose of this Agreement, Accounts shall not include House Accounts (as hereinafter defined) and Excluded Accounts (as hereinafter defined) and you are not obligated to assign such accounts to us hereunder.  “House Accounts” shall mean, all accounts arising from your sales of inventory which are paid by credit card or a post-dated check.  “Excluded Accounts” shall mean (a) all accounts arising from Robert Graham Designs’ sales of inventory to its customers listed on Schedule A attached hereto and (b) all accounts arising from Hudson Clothing’s sales of inventory to its customers listed on Schedule B attached hereto.  However, if at any time you submit an Excluded Account to us hereunder for credit approval and we credit approve such account, (i) such account shall be deemed assigned to us hereunder, (ii) all other accounts then and thereafter due from such customer shall be assigned to us hereunder, and (iii) all such accounts shall be deemed an Account or Accounts hereunder and shall be subject to all of the terms of this Agreement.

2.  CREDIT APPROVAL

2.1 Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On-Line Terminal Access, or (b) Electronic Batch Transmission.  If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing.  All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to you daily by a Credit Decisions Report, which constitutes the official record of our credit decisions.  Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval.  Except as otherwise provided herein, credit approval of any Account may be withdrawn by us any time before delivery (as provided in the applicable Uniform Commercial Code as in effect from time to time) is made or services are rendered, as further set forth in the Guide (as defined herein).

2.2   We assume the Credit Risk on each Account approved in the Credit Decision Report.  “Credit Risk” means the customer’s failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay and for no other reason.  If any change in the amount, terms, due date, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 8 below) is requested, proposed, identified or required, you must submit a request for change of terms to us (as further provided in the Guide) or respond to our notice to you regarding any such change, and, if any such change pertains to a Factor Risk Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval.  Upon our reasonable request to you, you will provide us with any information, materials or documents requested by us in order for us to process or handle a change of terms request.  Accounts on which we bear the Credit Risk are referred to collectively as “Factor Risk Accounts”, and individually as a “Factor Risk Account”.  Accounts on which you bear some or all of the risk as to credit are referred to collectively as “Client Risk Accounts”, and individually as a “Client Risk Account”. It is understood that we shall not credit approve and we shall not assume the Credit Risk for any House Accounts and/or Excluded Accounts.

2.3  We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order or Account that is subject to a change of terms request. If we decline to credit approve an order or Account and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party. You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.

3.  INVOICING

You agree to: (i) (x) cause each invoice or invoice equivalent to bear a notice, legend, banner, encryption, coding or other form of instruction (in each case in form and content acceptable to us) that provides that the Account reflected by such invoice or invoice equivalent is assigned and payable only to us and (y) provide written notice (in form and content acceptable to us), authenticated by you, to each of your customers that the Accounts due from such customer are assigned and payable only to us, (ii) instruct each of your customers to make payment on the Accounts due from such customer either to one of our or any of our affiliates’ Post Office Boxes or to one of our or any of our affiliates’ bank accounts, as we may advise you from time to time in writing, (iii) take all necessary steps so that payments and remittance information are directed to us, (iv) upon our or any of your customers’ request, seasonably furnish to any such customer reasonable proof that the assignment to us of the Accounts due from such customer has been made and (v) take such other action as we may reasonably request to in connection with, or to further, any of the foregoing.  You acknowledge, understand and agree that we may at any time in our sole discretion also take any of the foregoing actions and/or verify that you have taken any of the foregoing actions. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense.  You will provide us with copies of all invoices (or the equivalent thereof), confirmation of the assignment of the Accounts to us and proof of shipment or delivery, all as we may reasonably request and/or as set forth in the Guide.  If you fail to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.

4.  REPRESENTATIONS AND WARRANTIES

4.1  You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and that upon our purchase of any Accounts of a customer, all Factor Risk Accounts due and to become due from the customer involved are not, and will not be, subject to any lien, consignment arrangement, encumbrance, claim or security interest other than in our favor , including without limitation in favor of each of Wells Fargo Bank National Association (“Wells Fargo”) and TCW Asset Management Company (TCW”), and the respective rights and interests of Wells Fargo and TCW shall be subject to an Assignment and Intercreditor Agreement to be entered into between Wells Fargo, TCW, Robert Graham Designs, Hudson Clothing and us and which shall be in form and substance acceptable to us in all respects; all amounts are due in United States Dollars; all original invoices bear notice of the assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts assigned to us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that: your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as “Customer Claims”); you and, to your knowledge, your affiliates are not Blocked Persons (as defined in section 18.6 below); and no Account is due from a Blocked Person.  Notwithstanding section 1, you shall not assign to us any Account due from a Blocked Person.

4.2  You further represent and warrant that (i) as of the date hereof, your legal name is exactly as set forth on the signature page of this Agreement, Robert Graham Designs is a duly organized and validly existing limited liability company organized in the state of New York and Hudson Clothing is a duly organized and validly existing limited liability company registered in the state of California and (ii) you are qualified to do business in all states where required; and (iii) the most recent financial statements provided by you to us accurately reflect your financial condition as of that date and there has been no material adverse change in your financial condition since the date of those financial statements.

In addition you represent and warrant to us that, as of the date hereof and by reason of a certain recently completed merger transaction,  the wholly owned subsidiaries of Differential Brands Group, Inc. f/k/a Joe’s Jeans Inc. (“Differential”) include: (i) RG Parent, LLC, which is the sole member of Robert Graham Designs, and (ii) Hudson Clothing Holdings, Inc., which is the sole shareholder of HC Acquisition Holdings, Inc. which is the sole member of Hudson Clothing. You agree to furnish us with such information concerning your business affairs and financial condition as we may reasonably request from time to time, including financial statements as of the end of each fiscal year.

4.3  You agree that you will promptly notify us of any change in your:  name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure.  Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant lawsuits or proceedings against you.

4.4.  You represent and warrant to us that: (i) the client customer number (or equivalent client customer identifier) (“Client Customer Number”) that you provide with respect to each order that you submit to us hereunder correctly identifies the legal entity of the customer obligor on each such order, (ii) the Client Customer Number that you provide with respect to each Account that you assign to us hereunder correctly identifies the legal entity of the account debtor on each such Account, (iii) the other client customer identifying information, such as customer name and address (collectively, “Customer Identifying Information”), that you provide with respect to each order that you submit to us hereunder correctly identifies the legal entity of the customer obligor on each such order, and (iv) the Customer Identifying Information that you provide with respect to each Account that you assign to us hereunder correctly identifies the legal entity of the account debtor on each such Account.  Without in any way limiting our rights hereunder, we may withdraw credit approval of any order with respect to which there is a breach of the representations and warranties set forth in clauses (i) or (iii) immediately above.  You agree that: (i) you shall follow our instructions given to you in respect of how you shall submit orders to us hereunder and how you shall assign Accounts to us hereunder, (ii) we shall be entitled to rely upon your provision of Client Customer Numbers and Customer Identifying Information with respect to orders you submit to us hereunder and Accounts you assign to us hereunder, and we shall have no responsibility to you as a result of any errors or omissions with respect to such provision; provided, however, that we shall have the right at any time, but shall not be obligated, in our sole discretion to re-categorize any orders and any Accounts with respect to which we determine the Client Customer Number that you provided to us does not correctly correspond to the Customer Identifying Information you provided to us for the orders and the Accounts so concerned.

5.  PURCHASE OF ACCOUNTS

Except as otherwise provided herein, we shall purchase Factor Risk Accounts from you, subject to and in accordance with sections 7.1, 7.2 and 9.1 below, for the gross amount of the respective invoices, less:  factoring fees or charges to the extent unpaid, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances and all amounts paid, collected or otherwise recovered prior to our purchase in respect of the customer’s invoices (“Purchase Price”).  Our purchase of those Accounts will be reflected on the Statement of Account (defined in section 10 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.

6.  ADVANCES

We shall not intentionally advance funds to you prior to the collection of the Accounts.  We have the right, at any time and from time to time, to hold any reserves we deem reasonably necessary as security for the payment and performance of any and all of your Obligations (defined in section 12 below). All amounts you owe us under this Agreement, including all unintentional advances to you, if any and any debit balance in your Client Position Account (defined in section 10 below), and any Obligations, are payable on demand and may be charged to your account at any time.

7.  PAYMENT OF ACCOUNTS

7.1 All payments received by us on the Accounts will be promptly applied and credited to your account with us after crediting your customer’s account.  In exchange for such application, we shall charge your account monthly with the cost of two (2) additional business days on all such amounts, at the rate charged by us in section 14.1 below on debit balances.  All amounts applied and credited to your account, less any amounts due to us under this Agreement, will be transferred and disbursed to you on the same day that such funds were applied and credited to your account.  No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.  All collections and payments received on the Accounts (a) shall be applied as set forth in the remittance advice or other written direction from the applicable customer and, (b) if no such remittance advice or written direction is provided, we shall consult with you and/or the applicable customer to determine the allocation of such collections and payments. With respect to any Factor Risk Account that has become past due, or with respect to which a customer has undergone an adverse change in its financial condition or business prospects, or has called a meeting of creditors or ceased to do business, we shall have the right at any time in such an instance, at our sole option, to purchase all the Factor Risk Accounts of the customer from you, by paying the Purchase Price of the customer’s Factor Risk Accounts to you, regardless of whether payment on such Factor Risk Accounts have been received by us from the customer, and regardless of whether any of the circumstances described in section 7.2 below have occurred.

7.2 The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be credited to your account and promptly paid to you as of the earlier of the following dates:

(a)                                 the date of the Factor Risk Account’s longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or

(b)                                 the last day of the third month following the Factor Risk Account’s longest maturity date if such Factor Risk Account remains unpaid as of said date without the occurrence of any of the events specified in clause (a) above.

If any Factor Risk Account credited to you was not paid for any reason other than Credit Risk, we shall reverse the credit and charge your account accordingly and such Account shall then be deemed to be a Client Risk Account.

7.3  Concurrently and automatically, upon your actual receipt of payment by us in accordance herewith of the Purchase Price for any Factor Risk Accounts, we shall purchase, and you shall transfer absolute ownership to us of, all such Factor Risk Accounts.  A mere entry on our books of payment or the creation of a credit balance shall not itself constitute your receipt of payment for such purposes.

8.  CUSTOMER CLAIMS AND CHARGE BACKS

8.1 You must notify us promptly of any matter affecting the value, enforceability or collectibility of any Account and of all Customer Claims.  You agree to promptly issue credit memoranda or otherwise adjust the customer’s account upon accepting returns or granting allowances.  For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us.  We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims on the Accounts directly with customers, upon such terms as we in our sole discretion may deem advisable, so long as we bear some or all of the Credit Risk on any Account due from such customers.

8.2  We may at any time charge back to your account the amount of:  (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk; (b) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) Customer Claims relating to the Accounts; (e) any Client Risk Account which is not paid in full when due; and (f) any Account for which there is a breach of any representation, warranty or covenant.  We shall not bear the Credit Risk on any Account charged back to you.  A charge back does not constitute a reassignment of an Account; provided, however, we have the right in our sole discretion to reassign to you any Client Risk Account.  We shall immediately charge any deduction taken by a customer to your account.

8.3  We may at any time charge to your account the amount of:  (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) expenses, collection agency fees and attorneys’ fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 12 below); (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide; and (e) any loss, liability, claim or expense covered by the indemnity in the immediately following sentence.  You shall jointly and severally indemnify us for, and hold us harmless against,  and we may charge your account for, any loss, liability, claim or expense of any kind (including attorneys’ fees and disbursements) arising from: (i) any Customer Claims, (ii) any claim for a return of any payment on or relating to any Client Risk Account, (iii) any breach of your representation and warranty set forth in section 4.1 above, to the effect that upon our purchase of any Accounts of a customer, all such Accounts from the customer involved, whether due or to become due, shall not be subject to any lien, consignment arrangement, encumbrance, claim or security interest other than in our favor, or (iv) any other matter relating to this Agreement, except for any claim for a return of any payment on or relating to any Factor Risk Account or any loss, liability, claim or expense arising from our gross negligence or willful misconduct.  The foregoing indemnity shall survive any termination of this Agreement.

9.  HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS

9.1                               Upon our purchase of the Factor Risk Accounts of any customer, we shall have the right to: (a) bring suit, or otherwise enforce collection thereof, in your name or ours; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours.  You agree to fully cooperate with us and comply with our instructions in order to enforce our rights and interests in and to the purchased Accounts, and in the underlying goods, including all returned, rejected or repossessed inventory (“Returned Goods”).  To the extent applicable, you waive any and all claims and defenses based on suretyship.  In the event any suit or proceeding may be instituted to collect from a customer obligated on purchased Accounts, you agree to cooperate fully with us and our counsel in prosecuting the same.  If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts may be applied first to reduce our liability to you on any Factor Risk Accounts.  .

9.2                               You will promptly notify us upon your granting or issuing a discount, credit or allowance with respect to any Account; provided however, that following our purchase of any Accounts in accordance with this Agreement, any discounts, credits or allowances granted or issued by you with respect to any Accounts of a customer shall only occur with our prior written consent and shall reduce any Credit Risk we may have pertaining to such Accounts by an equal dollar amount.  You must immediately notify us if you receive any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts and either promptly deliver the same to us, or request that we charge back the Account to you. We may endorse your name or ours on any such check, draft, instrument or document.  You hereby further represent and warrant to us that upon our purchase of any Accounts by us pursuant to this Agreement, such Accounts: (i) shall be free and clear of any and claims, offsets, security interests and liens whatsoever; and (ii)  you shall have sold, assigned and transferred to us as absolute owner all of your right, title and interest thereto and therein.

10.  STATEMENT OF ACCOUNT

Periodically we shall make available to you certain reports reflecting Accounts purchased, advances made, if any, fees and charges and all other financial transactions between us during the applicable period (“Reports”).  The Reports that shall be made available to you include a Statement of Account reflecting transactions in three sections:  an accounts receivable account (the “Accounts Receivable”), a client position account (the “Client Position Account”) and a funds in use account (the “Funds In Use”).  The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within thirty (30) days after same are made available to you.

11.  GRANT OF SECURITY INTEREST

11.1   Concurrently and automatically with our purchase of any Account for the applicable Purchase Price as provided in this Agreement, you shall assign and grant to us a first and paramount security interest in: (a) all such purchased Accounts, as well as any related instruments, documents, chattel paper (including electronic chattel paper) and any other obligations owing to you of the customer; (b) unpaid seller’s rights (including rescission, repossession, replevin, reclamation and stoppage in transit) with respect to such purchased Accounts; (c) rights to any inventory represented by the foregoing, including Returned Goods; (d) reserves and credit balances arising hereunder; (e) guarantees, collateral, supporting obligations and letter of credit rights with respect to the foregoing; (f) insurance policies, proceeds or rights relating to the foregoing; (g) cash and non-cash proceeds of the foregoing; and (h) Books and Records (defined in section 13 below) evidencing or pertaining to the foregoing (herein collectively, the “Collateral”).

11.2    You agree to comply with all applicable laws to perfect our security interest in Collateral pledged to us hereunder, and to execute such documents as we may reasonably require to effectuate the foregoing and to implement this Agreement.  You irrevocably authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain our security interest in the Collateral, as more fully described above and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto hereafter filed by us pursuant to the foregoing authorization.  We and you each hereby covenant and agree to (i) execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and (ii) do all such other acts and things as may be required by law or as may be reasonably necessary or advisable to carry out the full intent and purposes hereof.

12.  OBLIGATIONS SECURED

The security interest granted hereunder and any lien or security interest that we now or hereafter have in any of your other assets, collateral or property, secure the payment and performance of all of your now existing and future indebtedness and obligations to us arising under this Agreement or any other agreement or arrangement relating to this Agreement, whether absolute or contingent, by operation of law or otherwise (“Obligations”).  Obligations shall not, however, include ledger debt (which means indebtedness for goods and services purchased by you from any party whose accounts receivable are factored or financed by us), or any indebtedness arising under any guaranty, credit enhancement or other credit support granted by us in your favor or issued by us on your behalf in connection with such ledger debt.  Any reserves or balances to your credit and any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.

All Obligations shall constitute the joint and several, direct and general obligation of each of you, including without limitation, for any chargebacks, commissions, interest, fees, costs, expenses, and any advances made and to be made by us to either of you under this Agreement. Notwithstanding anything to the contrary contained herein, you shall each be jointly and severally liable to us and shall have the liabilities and obligations of a co-maker to us with respect to all of the Obligations, it being agreed that all of our dealings with you as herein set forth inure hereunder to the benefit of each of you, and that we are relying on the joint and several liability of each of you as co-makers in respect of the Obligations.

13.  BOOKS AND RECORDS AND EXAMINATIONS

13.1  You agree to maintain such Books and Records concerning the purchased Accounts as we may reasonably request and to reflect our ownership of such Accounts in accordance with this Agreement.  “Books and Records” means your accounting and financial records (whether paper, computer or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.

13.2  Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof during your normal business hours or at any time upon the occurrence of an Event of Default (as defined in section 17.1 below).  Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary.  To cover our costs and expenses of any such examinations, we shall charge you a fee for each day, or part thereof, during which such examination is conducted, plus any out-of-pocket costs and expenses incurred by us, as provided in the Guide.

14.  INTEREST

14.1  Interest is charged on any adjustments under this Agreement and on any advances that may be made under section 6 above, as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the greater of:  (a) the sum of one-half of one percent (0.50%) plus the Chase Prime Rate (defined below), or (b) 3.75% per annum.  The Chase Prime Rate shall mean the per annum rate of interest publicly announced by JPMorgan Chase Bank, N.A. (or its successor) in New York, New York from time to time as its prime rate and is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its borrowers.  Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate.  All interest is calculated on a 360 day year.

14.2   In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

15.  FACTORING FEES AND OTHER CHARGES

15.1  For our services hereunder, you will pay us a factoring fee or charge of (a) 0.20% of the gross face amount of all Accounts factored with us which are due from Nordstrom Inc., Saks Incorporated and Neiman Marcus Group, Inc., and any and all of their respective trade names, affiliates, divisions or subsidiaries; (b) 0.40% of the gross face amount of all Factor Risk Accounts and (c) 0.35% of the gross face amount of all Client Risk Accounts factored with us, but in no event less than $3.50 per invoice with respect to all Accounts.  In addition, you will pay a fee of one-quarter of one percent (¼ of 1%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed ninety (90) days (whether as originally stated or as a result of a change of terms requested by you or the customer).  For Accounts arising from sales to customers located outside the fifty states of the United States of America, you will pay us an additional factoring fee of 1.00% of the gross face amount of all such Accounts. All factoring fees or charges are due and charged to your account upon your assignment to us of the underlying Account pursuant to section 1 of this Agreement. The actual combined factoring fees or charges paid to us by Robert Graham Designs and Hudson Clothing during any Contract Year or part thereof (each, a “Period”) shall be no less than the following amounts for each Period in the term of this Agreement: (i) the first Period - $350,000; (ii) the second Period - $400,000; (iii) the third Period - $450,000; (iv) the fourth Period - $500,000; and (v) the fifth Period and each subsequent Period - $550,000.00 (“Minimum Factoring Fees”). If the actual factoring fees or charges paid to us by you during any Period are less than the applicable Minimum Factoring Fees, we shall charge your account as of the end of such Period with an amount equal to the difference between the actual factoring fees or charges paid during such Period and said Minimum Factoring Fees. “Contract Year” shall mean each twelve (12) consecutive month period beginning on January 1 of each year; provided, however,  that the first Contract Year shall be the period beginning on the date hereof and ending on December 31, 2016.

You agree that you shall follow our instructions given to you in respect of how you shall specifically identify to us and/or segregate the Client Risk Accounts (the “Client Risk Accounts Fee Condition”) prior to your submitting the same to us hereunder and in the event that you do not timely comply with the Client Risk Accounts Fee Condition, you will pay us a factoring fee or charge at the same rate as is set forth above for Factor Risk Accounts.

15.2 You agree to pay all costs and expenses incurred by us in connection with or in any way related to: (i) this Agreement or (ii) the preparation, execution, administration and enforcement of this Agreement, or any modification, waiver, release or amendment relating hereto, including all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside), search fees and public record filing fees.  The above reimbursement provision shall survive any termination of this Agreement. Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on-line computer services.  You also agree to pay us our fees for: (i) each new customer set-up on our customer accounts receivable data base and each new customer relationship established for you; (ii) crediting your account with proceeds of non-assigned invoices received by us; and (iii) charge backs of invoices assigned to us that were paid directly to you.  All such fees will be charged to your account when incurred.  Our fees may be changed by us from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.

15.3 Any tax or fee of any governmental authority imposed on or arising from any transactions between us, any sales made by you, or any inventory relating to such sales (including any withholding tax imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Code”), or any amended or successor version thereof, any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471 (b)(1) of the Code (collectively, “FATCA”)) is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us).  If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.

15.4                        You hereby agree, at the time or times prescribed by law and at such time or times reasonably requested by us, to provide us with such forms, certifications and other documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as reasonably requested by us as may be necessary for us to comply with our obligations under FATCA or any other applicable tax law, or to determine the amount to deduct and withhold from any payments due under this Agreement.  You agree that if any form or certification you previously delivered expires or becomes obsolete or inaccurate in any respect, you shall promptly update such form or certification.

16.  TERMINATION

16.1  You may terminate this Agreement only as of an Anniversary Date and then only by giving us at least sixty (60) days’ prior written notice of termination.  “Anniversary Date” shall mean December 31, 2020 and the last day of each calendar year thereafter.  Except as otherwise provided, we may terminate this Agreement at any time: (i) by giving you at least sixty (60) days prior written notice of termination, or (ii) in the event that we shall reasonably determine that: (a) any material portion of this Agreement is not enforceable under applicable law, (b) the performance of this Agreement would require any filing with, or consent or approval from, any governmental or regulatory authority, or (c) this Agreement and/or the performance thereof becomes the subject of any proceeding instituted by any governmental authority.  However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section 17.1 below). Upon any termination of this Agreement (x) by you or (y) by us upon an Event of Default, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period or Periods for the remainder of the term of this Agreement, as applicable, and as provided in section 15.1 above, as of the effective date of termination.  Upon any termination of this Agreement by us absent an Event of Default, we shall be entitled to the unpaid pro-rata portion of the applicable Minimum Factoring Fees set forth in section 15.1 above, if any, for each month during which this Agreement has been in effect during such Period in which the termination occurs.

16.2  Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement.

16.3   All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations.  You agree to continue to assign Accounts to us and to remit to us all collections on Accounts, until all Obligations have been paid in full or we have been supplied with an indemnity satisfactory to us to cover all Obligations.  Upon any termination of this Agreement, in addition to, and without limitation of, our other rights hereunder, we in our sole discretion shall have the right to confirm and verify that all Accounts created on or before the effective date of termination have been assigned to us hereunder.  In the event we determine that you have not assigned to us all such Accounts, then we shall charge your account with the aggregate amount of the factoring fees or charges that we would have been paid if you had assigned to us all such Accounts as is required hereunder.  Such amount shall be included in the Obligations.  In order to conduct such confirmation and verification, you agree at all reasonable times to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof.  Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary to effectuate the foregoing confirmation and verification. Upon any termination of this Agreement and upon payment in full of all Obligations, we shall provide you with any notices, instruments or filings reasonably requested by you to reflect or effect the termination of this Agreement and the release of our liens, if any, and our rights thereunder.

17.  EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

17.1  It is an “Event of Default” under this Agreement if: (a) your business ceases or a meeting of your creditors is called for the adjustment of your debt or other debtor relief arrangement; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against you under any federal or state law and, in the case of an involuntary proceeding, has not been dismissed or stayed within sixty (60) days; (c) you breach any representation, warranty or covenant contained in Section 4.1 and 4.4 of this Agreement; (d) you breach any representation, warranty or covenant contained in this Agreement (other than Section 4.1 and 4.4 thereof) or in any other agreement between us which, if such breach can be cured, is not cured within ten (10) days of (i) the date we give you notice of such failure or (ii) the date you knew about such breach; (e) you fail to pay any Obligation when due; or (f) any default shall have occurred under any other agreement or arrangement between us.

17.2  After the occurrence of an Event of Default which is not waived by us or cured by you, we may terminate this Agreement without notice to you.

17.3    After the occurrence of an Event of Default which is not waived by us or cured by you, we shall then have immediate access to any and all Books and Records as may pertain to the Collateral referred to herein.  Furthermore, as may be necessary to administer and enforce our rights in the Collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere.

17.4   Upon the Purchase Price of any Factor Risk Accounts being credited and/or paid to you, as herein provided and/or following the occurrence of any Event of Default (which is not waived by us), with respect to all present and future Accounts of the customer and all other Collateral in which we have a security interest, as more fully set forth above, we shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code.  If notice of intended disposition of any such Collateral is required by law, it is agreed that ten (10) days’ notice constitutes reasonable notice.  The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys’ fees) will be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect.  You shall remain liable to us for any deficiency with respect to your Obligations.  With respect to any Accounts purchased from you in accordance with this Agreement, and any Returned Goods relating thereto, you hereby confirm that we shall be the owners thereof, and that our rights of ownership will permit us to deal with this property as the owner thereof and you confirm that you shall have no interest therein.

18.  MISCELLANEOUS PROVISIONS

18.1  This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings.  Except as provided immediately below, this Agreement and all agreements, documents or instruments executed in connection with this Agreement (collectively, “Factoring Documents”) can be changed only by a writing signed by both of us.  Notwithstanding the foregoing, you authorize us as we in our reasonable discretion may choose to correct in good faith clerical errors and/or complete blanks in the Factoring Documents, including, without limitation, dating the Factoring Documents, without obtaining a writing signed by both of us or further authorization from you and without providing notice to you.  Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of New York, excluding the conflict laws of such State. Any legal action or proceeding with respect to this Agreement or any related document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, in each case which are located in the County of New York, and you and we each agree to submit to the non-exclusive jurisdiction of such courts.

18.2  The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees.  The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide.  You further acknowledge, understand and agree that the Guide supplements the requirements of this

Agreement and that you shall comply with, and be bound by, the Guide.  From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing, except as may be required in connection with any litigation or in order to  comply with applicable law.

18.3  This Agreement binds and benefits each of us and our respective successors and assigns; provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.  You agree that we may, without notifying you, sell, assign or transfer our rights and obligations under this Agreement, including, without limitation, our rights and obligations with respect to the Collateral, and we shall notify you of such sale, assignment or transfer promptly thereafter.

18.4 Section headings are for convenience only and are not controlling.  The use of  “including” means “including without limitation”.

18.5  If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent,  but the remainder will not be invalidated thereby and will be given effect so far as possible.

18.6  You further represent or covenant, as the case may be, that you: (i) are familiar with all applicable laws, regulations, orders, etc. in effect from time to time relating to anti-money laundering and terrorism (“Anti-Terrorism Laws”) of the United States of America, including the USA Patriot Act; (ii) acknowledge that your transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (iv) acknowledge that our performance hereunder is also subject to our compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (v) acknowledge that we will not conduct business with any Blocked Person and we will not knowingly accept assignment of and/or purchase any Account due from a Blocked Person; (vi) will provide to us all such information about your ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as we may reasonably require; and (vii) will take such other action as we may reasonably request in connection with our obligations described in clause (iv) above.  “Blocked Person” shall mean: (i) any person listed in the annex to Executive Order 13224, (ii) any person owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order 13224, (iii) any person with which we are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) any person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.  “Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.

18.7  To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity opening an account or establishing a credit relationship with the financial institution.  This requirement applies to us.  What this means for you is that we will ask for information about you, including your name, tax identification number, address and documents evidencing legal incorporation, formation or existence.  We may also request information about your owners, directors and executive officers.  If guarantors are involved, we will ask for the name, address, date of birth, and other information that will allow us to identify personal guarantors and the name, taxpayer identification number and address for corporate guarantors.  We may also ask to see a driver’s license or other identifying documents for personal guarantors and documents evidencing legal incorporation, formation or existence for corporate guarantors.

18.8  You acknowledge that all information from time to time provided by us to you under or in connection with this Agreement through any means is our property and is considered to be proprietary and confidential.  You therefore hereby covenant and agree with us that you shall not at any time disclose or reveal to any person in any manner or form, directly or indirectly, any information pertaining to this facility and/or any of our communications with you in respect thereof, as more fully described below, all of which shall be kept strictly confidential by you, unless and to the extent any disclosure: (i) is required by applicable law, any governmental authority having jurisdiction over you or legal process, (ii) is made with our prior written consent or (iii) is made to your officers, directors, employees or advisors who are subject to a duty or agreement of confidentiality to you.  Your obligation of confidentiality shall include, without limitation, all information and communications in connection with this facility, whether pertaining to our credit decisions including our acceptance, declining, modifying, withdrawing and/or restricting of Credit Risk, our fees, charges or surcharges, the specific business arrangements between us or otherwise.  You further agree to take all steps reasonably necessary to prevent any of the above described confidential information from falling into the possession of unauthorized persons, except as permitted above which situations are deemed to be authorized disclosure of confidential information and which recipients thereof are deemed to be authorized persons.  You shall indemnify us for, and hold us harmless against, any loss, liability, claim or expense of any kind (including attorneys’ fees and disbursements) arising from your failure to comply with the foregoing provisions.  The foregoing indemnity shall survive any termination of this Agreement.

18.9  Each of the Factoring Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of any Factoring Document by facsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of such Factoring Document.

19.  JURY TRIAL WAIVER

To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

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If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement.  This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in New York, New York, after which we shall forward a fully executed copy to you for your files.

Very truly yours,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

	By	/s/ Amna Mahmood
Name: Amna Mahmood
Title: Vice President
Read and Agreed to:

ROBERT GRAHAM DESIGNS, LLC

By	/s/ Michael Buckley
Name: Michael Buckley
Title: CEO

Read and Agreed to:

HUDSON CLOTHING, LLC

By	/s/ Hamish Sandhu
Name: Hamish Sandhu
Title: CFO

Accepted at: New York, New York

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By	/s/ Edward J. Ahearn
Name: Edward J. Ahearn
Title: Director